CONTACT:    Kekst and Company
                                                      Wendi Kopsick
                                                      (212) 521-4867
                                                      James Fingeroth
                                                      (212) 521-4819


FOR IMMEDIATE RELEASE
---------------------

                 SALANT CORPORATION RECEIVES NEW $140 MILLION
            FINANCING COMMITMENT AND EXTENSION OF EXISTING CREDIT
                                  FACILITY

     New York, NY, June 5, 1998 -- Salant Corporation (NYSE:SLT) today announced that it has received a $140 million commitment from The CIT Group/Commercial Services, Inc., Salant's existing working capital lender, for a new secured credit facility on terms and conditions significantly more favorable than under the existing CIT facility, that will become effective upon completion of Salant's previously announced restructuring of its 10 1/2% Senior Secured Notes due December 31, 1998. CIT has also extended Salant's existing credit facility.

     Under the terms of the new CIT financing commitment, the new $140 million credit facility will be used to fund Salant's working capital requirements through December 31, 2001 and will replace Salant's existing secured credit facility with CIT, upon completion of Salant's previously announced restructuring. The new credit facility is comprised of a $125 million revolving credit facility and a $15 million term loan facility. The closing of the new credit facility with CIT is subject to the satisfaction of a number of conditions.

     In conjunction with the new CIT financing commitment, CIT agreed to further support Salant's restructuring efforts by continuing to extend financing to Salant under the existing credit agreement through the earlier of the consummation of the restructuring and November 30, 1998. Under the extension agreement, CIT has also agreed to conform immediately certain of the financial terms under the existing CIT agreement with the more favorable terms to be provided by CIT under the new secured credit facility, including, among other things, a reduction in the interest rate charged on revolving credit loans, an increase in the advance rates for revolving credit loans, and the elimination of the factoring of any of Salant's accounts receivable. The CIT extension agreement also includes an agreement by CIT to continue to forbear from exercising any of its rights by virtue of the non-payment of interest under Salant's Senior Notes, subject to the terms and conditions of such agreement.

     Jerald Politzer, Chairman of the Board of Directors and CEO of Salant, stated that, "We believe that the commitment by CIT, our existing working capital lender, to continue to support Salant during the restructuring process and to provide Salant with such a favorable financing commitment demonstrates CIT's confidence in our management team and our vision for the growth of the business under our business plan. The additional liquidity provided to Salant as a result of the amendment of the existing credit facility will, we believe, enable us to fund our business during the pendency of the restructuring."

     Consummation of the proposed restructuring is subject to the satisfaction of a number of conditions, and there can be no assurance that Salant will successfully consummate the transaction. This announcement does not constitute an offer to sell or to buy any security or the solicitation of any consents or proxies, which offers and consent or proxy solicitation shall only be made by means of a prospectus filed by Salant with the Securities and Exchange Commission. Salant intends to commence the exchange offer and proxy solicitation immediately following the effectiveness of a post-effective amendment to its Form S-4 Registration Statement.

     Salant is a diversified apparel company, which markets a broad line of men's apparel under well-known brand names, including Perry Ellis, Manhattan and John Henry. Salant also markets children's sleepwear, underwear and sportswear. Salant's products are sold in department and specialty stores, national chains and mass volume retailers throughout the United States.

                                    # # #